UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

intralinks holdings, inc.

(Name of Issuer)

COMMON STOCK, $0.0001 PAR VALUE PER SHARE

(Title and Class of Securities)

46118H104

(CUSIP number)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☑  Rule 13d-1(d)

________________________________

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Ventures IV (QP), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,290,503 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1) This statement on Schedule 13G is filed by Rho Ventures IV, L.P. (“RV IV”), Rho Ventures IV GmbH & Co. Beteiligungs KG (“RV KG”), Rho Ventures IV (QP), L.P. (“RV QP”), Rho Ventures IV Holdings LLC (“RV IV Holdings”), Rho Ventures III Holdings LLC (“RV III Holdings”), Rho Investment Partners Holdings LLC (“RIPH”), Rho Management Ventures IV, L.L.C. (“RMV”), Rho Capital Partners Verwaltungs GmbH (“RCP GmbH”), Rho Capital Partners LLC (“RCP”), Joshua Ruch (“Ruch”), Habib Kairouz (“Kairouz”) and Mark Leschly (“Leschly,” together with RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings, RIPH, RMV, RCP GmbH, RCP, Ruch and Kairouz, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Ventures IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,290,503 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Ventures IV GmbH & Co. Beteiligungs KG
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,290,503 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Ventures IV Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,290,503 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Ventures III Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,290,503 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Investment Partners Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,290,503 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Management Ventures IV, L.L.C.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,290,503 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Capital Partners Verwaltungs GmbH
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,290,503 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rho Capital Partners LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,290,503 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Joshua Ruch
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,290,503 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Mark Leschly
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Kingdom of Denmark
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER --0--
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER --0--
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,290,503 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.8% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Habib Kairouz
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 61,603
	6.	SHARED VOTING POWER 6,290,503 (2)
	7.	SOLE DISPOSITIVE POWER 61,603
	8.	SHARED DISPOSITIVE POWER 6,290,503 (2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,352,106 (2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.9% (3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1) This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2) Includes (i) 247,170 shares held by RV IV, (ii) 1,361,423 shares held by RV KG, (iii) 1,306,363 shares held by RV QP, (iv) 931,746 shares held by RV IV Holdings, (v) 1,986,389 shares held by RV III Holdings, (vi) 457,412 shares held by RIPH. RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Ruch and Leschly hold no shares of the Issuer directly.

(3) The percentage set forth on the cover sheets is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

Item 1(a).   Name of Issuer:

Intralinks Holdings, Inc. (the “Issuer”)

Item 1(b).   Address of Issuer’s Principal Executive Offices:

150 E. 42nd Street, 8th Floor, New York, New York 10017

Item 2(a).   Name of Person Filing:

This statement is filed by:

(i)	Rho Ventures IV (QP), L.P. (“RV QP”)
(ii)	Rho Ventures IV, L.P. (“RV IV”)
(iii)	Rho Ventures IV GmbH & Co. Beteiligungs KG (“RV KG”)
(iv)	Rho Ventures IV Holdings LLC (“RV IV Holdings”)
(v)	Rho Ventures III Holdings LLC (“RV III Holdings”)
(vi)	Rho Investment Partners Holdings LLC (“RIPH”)
(vii)	Rho Management Ventures IV, L.L.C. (“RMV”)
(viii)	Rho Capital Partners Verwaltungs GmbH (“RCP GmbH”)
(ix)	Rho Capital Partners LLC (“RCP”)
(x)	Joshua Ruch (“Ruch”)
(xi)	Mark Leschly (“Leschly”)
(xii)	Habib Kairouz (“Kairouz”)

RV QP, RV IV, RV KG, RV IV Holdings, RV III Holdings, RIPH, RMV, RCP GmbH, RCP, Ruch, Leschly and Kairouz are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

This Amendment No. 4 is being filed to reflect a change in beneficial ownership of the Reporting Persons resulting from one or more distributions or sales of shares of common stock of the Issuer (the “Shares”) effected by one or more of the Reporting Persons.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

Rho Ventures, 152 W 57th Street, 23rd Floor, New York, New York 10019

Item 2(c).   Citizenship:

RV QP	Delaware
RV IV	Delaware
RV KG	Germany
RV IV Holdings	Delaware
RV III Holdings	Delaware
RIPH	Delaware
RMV	Delaware
RCP GmbH	Germany
RCP	Delaware
Ruch	United States
Leschly	Kingdom of Denmark
Kairouz	United States

Item 2(d).   Title of Class of Securities:

Common Stock, $0.0001 par value per share (the “Common Stock”)

Item 2(e).   CUSIP Number:

46118H104

Item 3.   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a) |_| Broker or dealer registered under Section 15 of the Act,
(b) |_| Bank as defined in Section 3(a)(6) of the Act,
(c) |_| Insurance Company as defined in Section 3(a)(19) of the Act,
(d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940,
(e) |_| Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
(f) |_| Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
(g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
(h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
(j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage of
Reporting Persons	Directly (1)	Power (1)	Power (1)	Power (1)	Power (1)	Ownership (1)	Class (1, 3)

RV QP	1,306,363	0	6,290,503	0	6,290,503	6,290,503	10.8%
RV IV	247,170	0	6,290,503	0	6,290,503	6,290,503	10.8%
RV KG	1,361,423	0	6,290,503	0	6,290,503	6,290,503	10.8%
RV IV Holdings	931,746	0	6,290,503	0	6,290,503	6,290,503	10.8%
RV III Holdings	1,986,389	0	6,290,503	0	6,290,503	6,290,503	10.8%
RIPH	457,412	0	6,290,503	0	6,290,503	6,290,503	10.8%
RMV (2)	0	0	6,290,503	0	6,290,503	6,290,503	10.8%
RCP GmbH (2)	0	0	6,290,503	0	6,290,503	6,290,503	10.8%
RCP	0	0	6,290,503	0	6,290,503	6,290,503	10.8%
Ruch (2)	0	0	6,290,503	0	6,290,503	6,290,503	10.8%
Leschly (2)	0	0	6,290,503	0	6,290,503	6,290,503	10.8%
Kairouz (2)	61,603	61,603	6,290,503	61,603	6,290,503	6,352,106	10.9%

(1)	Represents the number of shares of Common Stock currently underlying all Securities held by the Reporting Persons.
(2)	RMV is the general partner of RV IV and RV QP and the managing member of RV IV Holdings. RCP GmbH is the general partner of RV KG. RCP is the managing member of RV III Holdings and RIPH. As such, RMV, RCP GmbH, and RCP possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. RMV, RCP GmbH, and RCP hold no shares of the Issuer directly. Ruch, Kairouz and Leschly are managing members of RMV and RCP and managing directors of RCP GmbH. As such, Ruch, Kairouz and Leschly possess power to direct the voting and disposition of the shares owned by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH and may be deemed to have indirect beneficial ownership of the shares held by RV IV, RV KG, RV QP, RV IV Holdings, RV III Holdings and RIPH. Kairouz holds 61,603 shares directly. Ruch and Leschly hold no shares of the Issuer directly.
(3)	The percentages set forth above is calculated based on 58,269,990 shares of Common Stock reported to be outstanding as of October 30, 2015 as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission (“SEC”) on November 4, 2015.

Item 5.   Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.   Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.   Identification and Classification of Members of the Group.

Not applicable.

Item 9.   Notice of Dissolution of Group.

Not applicable.

Item 10.   Certification.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the persons signing below certifies that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2016

Rho Ventures IV (QP), L.P.

By: Rho Management Ventures IV, L.L.C.

Its: General Partner

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures IV, L.P.

By: Rho Management Ventures IV, L.L.C.

Its: General Partner

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures IV GmbH & Co. Beteiligungs KG

By: Rho Capital Partners Verwaltungs GmbH

Its: General Partner

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures IV Holdings LLC

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures III Holdings LLC

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Investment Partners Holdings LLC

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Management Ventures IV, L.L.C.

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Capital Partners Verwaltungs GmbH

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Capital Partners LLC

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Joshua Ruch

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Mark Leschly

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Habib Kairouz

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

EXHIBIT INDEX

Exhibit 1:       Joint Filing Statement

Exhibit 2:       Power of Attorney

Exhibit 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Intralinks Holdings, Inc.

Dated: January 30, 2015

Rho Ventures IV (QP), L.P.

By: Rho Management Ventures IV, L.L.C.

Its: General Partner

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures IV, L.P.

By: Rho Management Ventures IV, L.L.C.

Its: General Partner

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures IV GmbH & Co. Beteiligungs KG

By: Rho Capital Partners Verwaltungs GmbH

Its: General Partner

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures IV Holdings LLC

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Ventures III Holdings LLC

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Investment Partners Holdings LLC

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Management Ventures IV, L.L.C.

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Capital Partners Verwaltungs GmbH

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Rho Capital Partners LLC

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Joshua Ruch

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Mark Leschly

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Habib Kairouz

By: /s/ Jeffrey Martin

Name: Jeffrey I. Martin

Title: Authorized Signatory

Exhibit 2

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Jeffrey I. Martin, with full power of substitution, as the undersigned's true and lawful attorney-in-fact to:

(1) prepare, execute in the undersigned's name and on the undersigned's behalf, and submit to the U.S. Securities and Exchange Commission (the "SEC") a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC;

(2) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Intralinks Holdings, Inc. (the "Company") and/or 5% or 10% holder of the Company's capital stock, Forms 3, 4, and 5 as well as any Section 13D or 13G filings and any amendments thereto in accordance with Sections 13 and 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(3) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, 13D or 13G, complete and execute any amendment or amendments thereto, and timely file such form with the SEC and any stock exchange or similar authority; and

(4) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5, 13D or 13G with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 1st day of January, 2015.

Rho Ventures IV (QP), L.P.

By: Rho Management Ventures IV, L.L.C.

Its: General Partner

By: /s/ Habib Kairouz

Name: Habib Kairouz

Title: Managing Member

Rho Ventures IV, L.P.

By: Rho Management Ventures IV, L.L.C.

Its: General Partner

By: /s/ Habib Kairouz

Name: Habib Kairouz

Title: Managing Member

Rho Ventures IV GmbH & Co. Beteiligungs KG

By: Rho Capital Partners Verwaltungs GmbH

Its: General Partner

By: /s/ Habib Kairouz

Name: Habib Kairouz

Title: Managing Member

Rho Ventures IV Holdings LLC

By: Rho Management Ventures IV, L.L.C., its Managing Member

By: /s/ Habib Kairouz

Name: Habib Kairouz

Title: Managing Member

Rho Ventures III Holdings LLC

By: Rho Capital Partners LLC, its Managing Member

By: /s/ Habib Kairouz

Name: Habib Kairouz

Title: Managing Member

Rho Investment Partners Holdings LLC

By: Rho Capital Partners LLC, its Managing Member

By: /s/ Habib Kairouz

Name: Habib Kairouz

Title: Managing Member

Rho Management Ventures IV, L.L.C.

By: /s/ Habib Kairouz

Name: Habib Kairouz

Title: Managing Member

Rho Capital Partners Verwaltungs GmbH

By: /s/ Habib Kairouz

Name: Habib Kairouz

Title: Managing Member

Rho Capital Partners LLC

By: /s/ Habib Kairouz

Name: Habib Kairouz

Title: Managing Member

/s/ Habib Kairouz
Habib Kairouz

/s/ Joshua Ruch
Joshua Ruch

/s/ Mark Leschly
Mark Leschly